Exhibit 99.1

Ocean Bio-Chem, Inc. Reports First Quarter 2014 Financial Results

FORT LAUDERDALE, FL., May 15, 2014 -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI), a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets, announced today its financial results for the first quarter of 2014.

Net income was approximately $224,000 or $0.03 per share both basic & diluted, for the first quarter of 2014, compared to approximately $349,000 or $0.04 per share both basic & diluted for the first quarter of 2013.  The Company also reported first quarter 2014 net sales of approximately $5,921,000 compared to the first quarter of 2013 net sales of approximately $6,312,000.

(In thousands except per share data)	Quarter Ended
	March 31,
	2014	2013
Net sales	$5,921	$6,312
Pre-tax income	$340	$508
Net income	$224	$349

Earnings per share (both basic & diluted)	$0.03	$0.04
Dividends per share	$0.05	$--

Ocean Bio-Chem, Inc. President and CEO Peter Dornau stated, “As previously communicated, due to one of the coldest winters in many decades, the first quarter’s marine sector sales started off slower than we anticipated.  Customers in the Northern and Midwestern parts of the U.S continued to experience winter weather conditions, including snow, throughout the first quarter of 2014, delaying boat owners from putting their boats into the water.

"We are disappointed in the drop in sales.  However we have seen early indications of strong sales increases in the second quarter, as spring weather finally arrives in most parts of the United States.   We are cautiously optimistic that we will recover the shortfall of sales from the first quarter and we will exceed our 2013 six month sales results.

On a positive note, we had excellent first quarter growth sales of our fuel additive Star Tron. The Company recorded double digit sales growth of our Star Tron product group, which was led by increased sales to big box specialty retailers, and auto parts stores."

Mr. Dornau continued, “The Company is excited to have started transitioning from the research and development stages into the sales and marketing phase of our new Performacide® product group.   Performacide® is a disinfectant, sanitizer virucide, fungicide and deodorizer. We launched one of our new products from the family of Performacide® products at the National Hardware show in Las Vegas last week and received significant interest.  We are currently presenting the first Performacide® products to our existing customers and expect retail placement as soon as the third quarter of this year.  We anticipate sales of this product will increase earnings as we expand into new markets in 2015.

Mr. Dornau concluded, “The Company’s financial condition is strong.  We ended the first quarter with a current ratio of over 5:1. We were very pleased to be able to provide to our shareholders a special cash dividend of $0.05 per share.  This dividend demonstrates Ocean Bio-Chem's strong financial condition and our commitment to increasing shareholder value."

About Ocean Bio-Chem, Inc.:
Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite® StarTron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are:  www.oceanbiochem.com, www.starbrite.com  www.startron.com, and www.nos-guard.com

Forward-looking Statements:
Certain statements contained in this Press Release, including without limitation, our anticipation of increased sales in 2014, stronger sales in the second quarter and six months of 2014 and the launch of Performacide® products later in the year.  For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements.  Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors.

Contact:
Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280
Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280
Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584